UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Sirius Satellite Radio Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 23, 2006

To our Stockholders:

      You are cordially invited to attend our Annual Meeting of Stockholders, which will be held on Tuesday, May 23, 2006, at 9:00 a.m., New York City time, in The Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York 10019. The annual meeting is being held to:

      1. Elect eight directors.

      2. Transact any other business that may properly come before the meeting.

      Only stockholders of record at the close of business on April 3, 2006 are entitled to vote at the annual meeting. A list of stockholders entitled to vote will be available for examination for the ten days prior to the annual meeting, between the hours of 9:00 a.m. and 4:00 p.m., New York City time, at our offices at 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

      Whether or not you expect to attend in person, we urge you to vote your shares via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. If you wish to vote your shares by mail, an addressed envelope for which no postage is required if mailed in the United States is enclosed.

      Voting over the Internet or by telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

Instead of receiving future copies of our proxy statement and annual report materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to you and will also give you an electronic link to the proxy voting site. Please see page 2 (“How can I access the proxy materials and annual report on the Internet?”) of this proxy statement for instructions on receiving your materials by e-mail.

If You Plan to Attend

      Please note that space limitations make it necessary to limit attendance to stockholders. Admission to the meeting will be on a first-come, first-served basis. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date to enter the meeting. Cameras, recording devices and other electronic equipment will not be permitted in the meeting.

By Order of the Board of Directors,
PATRICK L. DONNELLY Executive Vice President, General Counsel and Secretary

New York, New York
April 21, 2006

SIRIUS SATELLITE RADIO INC.

PROXY STATEMENT

      This proxy statement contains information related to the annual meeting of stockholders of Sirius Satellite Radio Inc. to be held on Tuesday, May 23, 2006, beginning at 9:00 a.m., New York City time, in The Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York 10019, and at any postponements or adjournments thereof. This proxy statement is being mailed to stockholders on or about April 21, 2006.

      A copy of our Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to Sirius Satellite Radio Inc., Attention: Corporate Secretary, 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

ABOUT THE MEETING

What is the purpose of the annual meeting?

      At our annual meeting, stockholders will elect eight directors to our board (Leon D. Black, Joseph P. Clayton, Lawrence F. Gilberti, James P. Holden, Mel Karmazin, Warren N. Lieberfarb, Michael J. McGuiness and James F. Mooney). In addition, management will report on its 2005 performance and respond to questions from stockholders.

Who is entitled to vote?

      Only stockholders of record at the close of business on April 3, 2006, the record date for the meeting, are entitled to receive notice of and to participate at the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of the holders of SIRIUS common stock?

      Each outstanding share of our common stock is entitled to one vote on each matter considered at the meeting.

Who can attend the annual meeting?

      Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m., New York City time.

      If you are a registered stockholder (that is, if you hold your stock in certificate form or participate in the Sirius Satellite Radio Inc. 401(k) Savings Plan), an admission ticket is enclosed with your proxy card. If you wish to attend the annual meeting, please vote your proxy but keep the admission ticket and bring it with you to the annual meeting.

      If your shares are held in “street name” (that is, through a bank, broker or other holder of record) and you wish to attend the annual meeting, you need to bring a copy of a bank or brokerage statement to the annual meeting reflecting your stock ownership as of the record date.

What constitutes a quorum?

      The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 1,401,867,483 shares of our common stock were outstanding.

      Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

      Stockholders of record can vote as follows:

•	Via the Internet: Stockholders may vote through the Internet at www.proxyvotenow.com/siri by following the instructions included with your proxy card.

•	By Telephone: Stockholders may vote by telephone (1-866-353-7844) by following the instructions included with your proxy card.

•	By Mail: Stockholders may sign, date and return their proxy cards in the pre-addressed, postage-paid envelope that is provided.

•	At the Meeting: If you attend the annual meeting, you may vote in person by ballot, even if you have previously returned a proxy card.

      If your shares are held in “street name”, through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I vote by telephone or electronically?

      If your shares are held in “street name”, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 5:00 p.m., New York City time, on Monday, May 22, 2006.

      If you are a registered stockholder (that is, if you hold your stock in certificate form or participate in the Sirius Satellite Radio Inc. 401(k) Savings Plan), you may vote by telephone (1-866-353-7844), or electronically through the Internet at www.proxyvotenow.com/siri, by following the instructions included with your proxy card.

How can I access the proxy materials and annual report on the Internet?

      This proxy statement and our annual report are available on our website at www.sirius.com. Instead of receiving future copies of our proxy statement and annual report materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to you and will also give you an electronic link to the proxy voting site.

      Registered Stockholders: If you vote on the Internet at www.proxyvotenow.com/siri simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.giveconsent.com/siri and following the enrollment instructions.

      Beneficial Owners: If your shares are held in “street name”, through a broker, bank or other nominee, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

Can I change my vote?

      Yes. You may change your vote at any time before your shares are voted at the annual meeting by:

•	Notifying our Corporate Secretary, Patrick L. Donnelly, in writing at Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020 that you are revoking your proxy; or

•	Executing and delivering a later dated proxy card; or

•	Voting in person at the annual meeting.

      However, if you have shares held through a brokerage firm, bank or other custodian, you may revoke your instructions only by informing the custodian in accordance with any procedures it has established.

What vote is required to elect directors?

      The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Who will count the votes?

      A representative of The Bank of New York, our transfer agent, will tabulate the votes and act as inspector of election.

What is a proxy?

      A proxy is a person you appoint to vote on your behalf. We are soliciting your vote so that all shares of our common stock may be voted at the annual meeting.

Who am I designating as my proxy?

      You will be designating Patrick L. Donnelly, our Executive Vice President, General Counsel and Secretary, and Ruth A. Ziegler, our Deputy General Counsel, as your proxies.

How will my proxy vote my shares?

      Your proxy will vote according to your instructions. If you complete your proxy card but do not indicate your vote on one or all of the business matters, your proxy will vote “FOR” these items. Also, your proxy is authorized to vote on any other business that properly comes before the annual meeting in accordance with the recommendation of our board of directors.

What happens if a nominee for director is unable to serve as a director?

      If any of the nominees becomes unavailable for election, which we do not expect, votes will be cast for such substitute nominee or nominees as may be designated by our board of directors, unless our board of directors reduces the number of directors on our board.

Who is soliciting my proxy, and who will pay the costs of the solicitation?

      SIRIUS is soliciting your proxy. The cost of soliciting proxies will be borne by SIRIUS, which has engaged MacKenzie Partners, Inc. to assist in the distribution and solicitation of proxies. We have agreed to pay MacKenzie $10,000 plus reimburse the firm for its reasonable out-of-pocket expenses. SIRIUS will also reimburse brokerage firms, banks and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. Our directors, officers and employees may solicit proxies on our behalf by telephone or in writing.

When, and how, do I submit a proposal for next year's annual meeting of stockholders?

      To be eligible for inclusion in our proxy statement and form of proxy for next year's annual meeting, stockholder proposals must be submitted in writing by the close of business on December 15, 2006 to Patrick L. Donnelly, Executive Vice President, General Counsel and Secretary, Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

      If any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) is instead sought to be presented directly at next year's annual meeting, the proxies may vote in their discretion if (a) we receive notice of the proposal before the close of business on February 28, 2007 and advise stockholders in next year's proxy statement about the nature of the matter and how management intends to vote on such matter or (b) we do not receive notice of the proposal prior to the close of business on February 28, 2007. Notices of intention to present proposals at next year's annual meeting should be addressed to Patrick L. Donnelly, Executive Vice President, General Counsel and Secretary, Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

STOCK OWNERSHIP

Who are the owners of the largest amount of SIRIUS' common stock?

      The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2006 by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. In general, “beneficial ownership” includes those shares a person has the power to vote or transfer, and options to acquire our common stock that are exercisable currently or become exercisable within 60 days. We believe that the beneficial owners of the common stock listed below, based on information furnished by these owners, have sole investment and voting power with respect to these shares.

	Shares Beneficially Owned as of February 28, 2006
Name and Address of Beneficial Owner of Common Stock	Number	Percent
Apollo Investment Fund IV, L.P.(1)	95,707,857	6.9%
Apollo Overseas Partners IV, L.P. Two Manhattanville Road Purchase, New York 10577

(1)	This information is based upon an amendment to Schedule 13D filed by Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and Apollo Advisors IV, L.P. on November 23, 2005.

How much stock do the directors and executive officers of SIRIUS own?

      The following table shows the number of shares of common stock beneficially owned by each of our directors, our Chief Executive Officer and the four other most highly compensated executive officers during 2005 as of February 28, 2006. The table also shows common stock beneficially owned by all of our directors and executive officers as a group as of February 28, 2006.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class	Shares Acquirable within 60 days
Leon D. Black(2)	50,104	*	13,838
Joseph P. Clayton(3)	9,247,260	*	6,350,000
Lawrence F. Gilberti	189,389	*	53,838
James P. Holden	183,351	*	53,838
Warren N. Lieberfarb	88,076	*	13,838
Michael J. McGuiness	81,451	*	13,838
James F. Mooney(4)	103,849	*	13,838
Mel Karmazin	11,506,975	*	6,000,000
Scott A. Greenstein	3,325,874	*	1,600,000
James E. Meyer	1,976,054	*	783,332
Patrick L. Donnelly	3,259,175	*	1,983,332
David J. Frear(5)	2,010,077	*	1,016,666
All Executive Officers and Directors as a Group (12 persons)(6)	32,021,635	2.3%	17,896,358

*	Less than 1% of our outstanding shares of common stock.
(1)	These amounts include shares of common stock, restricted shares of common stock and restricted stock units which the individuals hold and shares of common stock they have a right to acquire within the next 60 days through the exercise of stock options as shown in the last column. Also included are the shares of common stock acquired under our 401(k) savings plan as of February 28, 2006: Mr. Karmazin—6,975 shares; Mr. Greenstein—1,638 shares; Mr. Meyer—1,160 shares; Mr. Donnelly—397 shares; and Mr. Frear—3,675 shares.
(2)	Mr. Black is the founding partner of Apollo Management, L.P., an affiliate of Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. Mr. Black disclaims beneficial ownership of all shares of our common stock in excess of his pecuniary interest.
(3)	Includes 10,000 shares held by a partnership and 15,000 shares held in a trust. Mr. Clayton has adopted a plan pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Pursuant to this plan, in 2006 Mr. Clayton may exercise options with respect to 3,100,000 shares of our common stock and sell the shares received upon exercise. The exercise of these options and the sale of the underlying common stock are subject to conditions contained in the plan.
(4)	Includes 9,100 shares held as custodian for a child.
(5)	Includes 1,900 shares held by spouse.
(6)	Does not include 32,206,392 shares issuable under stock options that are not exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of ownership of our common stock and changes in such ownership with the Securities and Exchange Commission, or the SEC. Based on our records and other information, we believe that our executive officers met all applicable filing requirements during 2005 and our directors, with the exception of one late report filing by Leon D. Black, Lawrence F. Gilberti, James P. Holden, Warren N. Lieberfarb, James F. Mooney and Michael J. McGuiness in connection with their director compensation award, met all 2005 applicable filing requirements.

GOVERNANCE OF THE COMPANY

What are the responsibilities of the board of directors?

      The business and affairs of SIRIUS are managed by or under the direction of our board of directors. Our board reviews and ratifies senior management selection and compensation, monitors overall corporate performance and ensures the integrity of our financial controls. Our board of directors also oversees our strategic and business planning processes.

What are the current committees of the board of directors and who are the members of these committees?

      Our board of directors maintains an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our board of directors established the Nominating and Corporate Governance Committee in October 2005, and at the same time dissolved its Finance Committee after concluding that its functions could be discharged by the board of directors as a whole.

      A copy of the charters for the Audit Committee and the Nominating and Corporate Governance Committee are available on our website at www.sirius.com. A copy of the charter of the Nominating and Corporate Governance Committee is also attached as Appendix A to this proxy statement.

      The following table shows the current members and chairman of each committee, the number of committee meetings held during 2005 and the principal functions performed by each committee:

Committee	Functions

Audit Number of Meetings: 9 Members: James P. Holden Michael J. McGuiness James F. Mooney*	• • • • • •	Selects our independent registered public accounting firm
Reviews reports of our independent registered public      accounting firm
Reviews and approves the scope and cost of all services,
including all non-audit services, provided by the firm selected to conduct the audit
Monitors the effectiveness of the audit process
Reviews adequacy of financial and operating controls
Monitors corporate compliance program

Compensation Number of Meetings: 4 Members: Leon D. Black Lawrence F. Gilberti* James P. Holden	• •	Reviews and approves salaries and other compensation matters for executive officers
Administers stock compensation program, including grants of options, restricted stock units and other equity based compensation under our long-term incentive plan

Nominating and Corporate Governance Number of Meetings: 0 Members: Leon D. Black Lawrence F. Gilberti James P. Holden* Warren N. Lieberfarb Michael J. McGuiness James F. Mooney	• • • • •	Develops and implements policies and practices relating
to corporate governance
Reviews and monitors implementation of our policies and
procedures
Assists in developing criteria for open positions on the
board of directors
Reviews background information on potential candidates and
makes recommendations to the board of directors
Makes recommendations to the board of directors with respect to committee assignments

* Chairman

How often are directors elected to the board?

      All directors stand for election annually. Our board reaffirms its accountability to stockholders through this annual election process.

Does the board have a nominating or corporate governance committee?

      In October 2005, our board of directors established a Nominating and Corporate Governance Committee. This Committee is comprised of all independent directors. The Nominating and Corporate Governance Committee charter is attached as Appendix A to the proxy statement. A copy of the charter is also available on our website at www.sirius.com/pdf/corpgov.pdf.

How are nominees for the board of directors selected?

      Our Nominating and Corporate Governance Committee reviews possible candidates for the board and is responsible for overseeing matters of corporate governance, including the evaluation of performance and practices of the board of directors, the board's committees, management succession plans and executive resources. The Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, for possible directors. Such suggestions, together with appropriate biographical information, should be submitted to our Corporate Secretary, Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020. Candidates who are suggested by our stockholders are evaluated by the Nominating and Corporate Governance Committee in the same manner as are other possible candidates. During 2005, our board of directors did not retain any third parties to assist in the process of identifying and evaluating potential nominees for our board of directors.

Who is the board's chairman?

      Joseph P. Clayton serves as chairman of our board of directors. The chairman of our board organizes the work of the board and ensures that the board has access to sufficient information to enable the board to carry out its functions, including monitoring the company's performance and the performance of management. In carrying out this role, the chairman, among other things, presides over meetings of the board of directors, establishes the agendas of each meeting of the board in consultation with our Chief Executive Officer, and oversees the distribution of information to directors.

How does the board determine which directors are considered independent?

      Our board reviews the independence of our directors annually. The provisions of our Corporate Governance Guidelines regarding director independence meet, and in some areas exceed, the listing standards of the NASDAQ National Market.

      Pursuant to the Guidelines, the board undertook its annual review of director independence in April 2006. As part of this review, we reviewed written questionnaires submitted by each directors. The questionnaires were designed to uncover transactions and relationships between each director and members of his immediate family and SIRIUS, other directors, members of our senior management and our affiliates.

      As a result of this review, the board determined that all of the directors nominated for election at the annual meeting are independent of the company and its management under the standards set forth in the Corporate Governance Guidelines, with the exception of Mel Karmazin and Joseph P. Clayton. Mr. Karmazin is considered an inside director because of his employment as our Chief Executive Officer. Mr. Clayton is considered an inside director because of his prior employment as a senior executive of the Company.

Who is the Audit Committee's financial expert?

      Our board of directors has determined that James F. Mooney, the chairman of the Audit Committee and a independent director, is qualified as an “audit committee financial expert” within the meaning of SEC regulations, and he has accounting and related financial management expertise within the meaning of the listing standards of the NASDAQ.

How often did the board meet during 2005?

      During 2005, there were seven meetings of our board of directors, and the board took action once by written consent in lieu of a meeting. Each director attended more than 90% of the total number of meetings of the board and meetings held by committees on which he served. Directors are encouraged to attend the annual meeting of stockholders. Messrs. Clayton, Gilberti and Karmazin attended and participated in our 2004 annual meeting of stockholders.

How are the directors compensated?

      Each member of our board of directors who is not employed by us receives an annual retainer of $80,000 per year payable in the following manner:

•	$24,000 in the form of cash, restricted stock units, options to purchase our common stock, or any combination thereof, at the election of the director; and

•	$56,000 in the form of restricted stock units, options to purchase our common stock, or any combination thereof, at the election of the director.

      If any director fails to attend at least 75% of the meetings of the board of directors in any given year, he or she will forfeit 25% of his or her compensation that is payable in cash. During 2005, all of our directors attended over 90% of the meetings of our board of directors.

      Each director who serves as chair of a committee of the board of directors receives an additional payment of $20,000. These fees are payable in the form of cash, restricted stock units, options to purchase our common stock, or any combination thereof, at the election of the director.

      All options to purchase common stock awarded to our directors vest over a four-year period, and all restricted stock units awarded to our directors vest on the date that is one year following the director's resignation, retirement from the board of directors or failure to be re-elected for any reason whatsoever.

      We also pay reasonable travel and accommodation expenses of directors in connection with their participation in meetings of the board of directors.

Does the chairman of the board of directors receive more compensation than other directors?

      On November 18, 2004, Joseph P. Clayton relinquished his role as our Chief Executive Officer and became chairman of our board of directors. On November 18, 2004, we granted Mr. Clayton options to purchase 2,000,000 shares of our common stock, at an exercise price of $4.72 per share, and 500,000 restricted stock units. Of these stock options, 500,000 vested immediately; 750,000 vested on December 31, 2005; and 750,000 stock options will vest on December 31, 2006. Mr. Clayton's restricted stock units vest in equal installments; 250,000 vested on January 1, 2006 and 250,000 will vest on January 1, 2007. Mr. Clayton's stock options will terminate three years after he ceases to be chairman of our board of directors.

      Mr. Clayton remained an employee through June 30, 2005, and we paid him a salary of $300,000 in 2005. In February 2006, the Compensation Committee of our board of directors awarded Mr. Clayton a $300,000 cash bonus for his work as an employee during 2005. In June 2005, when his employment with us ended, we paid Mr. Clayton $1,050,000 in severance. We are obligated to provide Mr. Clayton medical, dental, vision, and life insurance until the earlier of five years after his agreement expires or until he secures comparable coverage from a new employer. Through May 2005, we reimbursed Mr. Clayton for his reasonable living expenses in New York City, including rent. We also reimburse Mr. Clayton for his reasonable travel expenses between his home and New York City to the extent travel is required for the business of SIRIUS or our board of directors.

How can stockholders communicate with the board of directors?

      Stockholders may communicate directly with our board of directors, or specified individual directors, according to the procedures described on our website at www.sirius.com/aboutus/directors.

      Our Corporate Secretary reviews all correspondence to our directors and forwards to the board a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review all correspondence received by us that is addressed to members of our board.

      In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by us, our board of directors and the Audit Committee regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are available upon request.

Does SIRIUS have corporate governance guidelines and a code of ethics?

      Our board of directors has adopted Corporate Governance Guidelines which set forth a flexible framework within which the board, assisted by its committees, directs the affairs of the company. The Guidelines cover, among other things, the composition and functions of our board of directors, director independence, management succession and review, committee assignments and selection of new members of our board of directors. A copy of the Guidelines are attached as Appendix B to this proxy statement.

      Our board of directors has also adopted a Code of Ethics, which is applicable to all our employees, including our principal executive officer, principal financial officer and principal accounting officer.

      Our Code of Ethics is available on the our website at www.sirius.com/aboutus/ethics and in print to any stockholder who requests it from our Corporate Secretary. If we amend or waive the Code of Ethics with respect to our chief executive officer, principal financial officer or principal accounting officer, we will post the amendment or waiver at this location on our website.

REPORT OF THE AUDIT COMMITTEE

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

      The SEC rules require us to include in this proxy statement a report from the Audit Committee of our board of directors. The following report concerns the Audit Committee's activities regarding oversight of our financial reporting and auditing process.

      The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of the NASDAQ Stock Market and under Securities Exchange Act Rule 10A-3(b)(1), and it operates under a written charter adopted by our board of directors. A copy of the Audit Committee's charter is available on our website at www.sirius.com/pdf/audit.pdf. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

      The Audit Committee met nine times during 2005. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee's meetings include regular executive sessions with our independent registered public accounting firm, without the presence of our management. During 2005, the Audit Committee devoted a substantial amount of time discussing and monitoring our efforts to comply with the requirements of the Sarbanes-Oxley Act of 2002. As part of that effort, the Audit Committee reviewed our key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure.

      As described more fully in its charter, the purpose of the Audit Committee is to assist our board of directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements; accounting and financial reporting principles; and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States.

      The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and our independent registered public accounting firm, nor can the Audit Committee certify that our independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and our independent registered public accounting firm on the basis of the information it receives, its discussions with management and our independent registered public accounting firm and the experience of the Audit Committee's members in business, financial and accounting matters.

      Among other matters, the Audit Committee monitors the activities and performance of our independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee and our board of directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee also reviews the results of the audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls. The Audit Committee also covers various topics and events that may have significant financial impact or are the subject of discussions between management and the independent registered public accounting firm. In addition, the Audit Committee generally oversees our internal compliance programs.

      The Audit Committee has reviewed and discussed our consolidated financial statements with management and our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and our independent registered public accounting firm represented that its presentations included the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

      Ernst & Young LLP, our independent registered public accounting firm, also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with Ernst & Young LLP the firm's independence.

      Following the Audit Committee's discussions with management and Ernst & Young LLP, the Audit Committee recommended that our board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005.

Audit Committee
JAMES P. HOLDEN MICHAEL J. MCGUINESS JAMES F. MOONEY, Chairman

Principal Accountant Fees and Services

      The following table sets forth the fees billed to us by Ernst & Young LLP, our independent registered public accounting firm, as of and for the years ended December 31, 2005 and 2004:

	For the Years Ended December 31,
	2005	2004
Audit fees(1)	$1,037,900	$984,362
Audit-related fees(2)	35,000	30,000
All other fees	—	—

	$1,072,900	$1,014,362

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(footnotes from previous page)

(1)	Audit fees billed by Ernst & Young LLP in 2005 and 2004 related to the audit of our annual consolidated financial statements and internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; the review of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, in each of 2005 and 2004; attest services; the provision of comfort letters; and the provision of consents. Included in audit fees for the year ended December 31, 2004 is $84,750 of fees billed to us by Ernst & Young LLP related to the audit of our consolidated financial statements for the year ended December 31, 2003.

(2)	Audit-related fees billed by Ernst & Young LLP in 2005 related to audits of employee benefit plans. Audit-related fees billed in 2004 related to audits of employee benefit plans and non-regulatory attest services.

Pre-Approval Policy for Services of Independent Auditor

      It is the Audit Committee's responsibility to review and consider, and ultimately pre-approve, all audit and permitted non-audit services to be performed by our independent registered public accounting firm. In accordance with its charter, the Audit Committee has established pre-approval policies with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm. The following sets forth the primary principles of the Audit Committee's pre-approval policies:

•	The independent registered public accounting firm is not permitted to perform consulting, legal, book-keeping, valuation, internal audit, management functions, or other prohibited services, under any circumstances;

•	The engagement of our independent registered public accounting firm, including related fees, with respect to the annual audits and quarterly reviews of our consolidated financial statements is specifically approved by the Audit Committee on an annual basis;

•	The Audit Committee reviews and pre-approves a detailed list of other audit and audit-related services annually or more frequently, if required. Such services generally include services performed under the audit and attestation standards established by regulatory authorities or standard setting bodies and include services related to SEC filings, employee benefit plan audits and subsidiary audits;

•	The Audit Committee reviews and pre-approves a detailed list of permitted non-audit services annually or more frequently, if required; and

•	The Audit Committee pre-approves each proposed engagement to provide services not previously included in the approved list of audit and non-audit services and for fees in excess of amounts previously pre-approved.

      The Audit Committee has delegated to the chairman of the Audit Committee the authority to approve permitted services by the independent registered public accounting firm so long as he reports decisions to the Audit Committee at its next meeting.

      The Audit Committee has appointed Ernst & Young LLP to audit our 2006 consolidated financial statements. Representatives of the firm will be available at the annual meeting to make a statement, if they choose, and to answer any questions you may have.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

      The following Report of the Compensation Committee of our board of directors and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filings by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report or the performance graph by reference therein.

      The Compensation Committee of our board of directors, comprised solely of independent directors, is responsible for overseeing and administering our compensation programs. The Compensation Committee also reviews, monitors and approves executive compensation, establishes compensation guidelines for our officers, reviews projected personnel needs and administers our long-term stock incentive plan.

      We believe that the quality, skills and dedication of our executive officers are critical factors affecting the long-term value of our company. Our key compensation goals are to attract world-class executive talent; retain our key leaders; reward past performance; incent future performance; and align our executives' long-term interests with those of our stockholders.

      The Compensation Committee's decisions on executive officer compensation are based primarily upon the assessment of each executive's leadership and operational performance and potential to enhance long-term stockholder value. The Compensation Committee relies upon its judgment about each individual—and not on rigid formulas or short-term changes in business performance—in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value. Key factors affecting the Committee's judgment include: performance compared to the financial, operational and strategic goals established for the executive at the beginning of the year; nature, scope and level of responsibilities; contribution to our financial results, particularly with respect to key metrics such as subscribers, cash flow, revenue and subscriber acquisition costs; contribution to our commitment to corporate responsibility, including success in creating a culture of unyielding integrity and compliance with applicable laws and our ethics policies; and commitment to leadership and diversity.

      In making its decisions, the Compensation Committee considered each executive's current salary and prior-year bonus, the appropriate balance between incentives for long-term and short-term performance and the compensation paid to the executive's peers. In addition, the Compensation Committee reviewed a tally sheet setting forth the total compensation potentially payable to, and the benefits accruing to, the executive.

      The Compensation Committee did not consult with an executive compensation expert during 2005, and the Committee does not tie compensation decisions to any particular range or level of total compensation paid to executives at other companies.

      During 2005, we entered into new or amended employment agreements with James E. Meyer, our President, Sales and Operations; Scott A. Greenstein, our President, Sports and Entertainment; and David J. Frear, our Executive Vice President and Chief Financial Officer. A summary of these employment agreements and the employment agreements with Mel Karmazin, our Chief Executive Officer, and Patrick L. Donnelly, our Executive Vice President, General Counsel and Secretary, are described under the heading “Employment Agreements.”

   Compensation Philosophy

      Our compensation program in 2005 for executive officers consisted of three key elements:

•	a base salary;

•	an annual bonus; and

•	equity-based compensation, consisting of stock options and/or restricted stock units.

      The Compensation Committee believes that this three-part approach is consistent with programs adopted by similarly situated companies and best serves the interests of our stockholders. It enables us to meet the requirements of the competitive environment in which we operate, while ensuring that executive officers are compensated in a manner that advances both the short and long-term interests of stockholders. Under this approach, compensation for our executive officers involves a high proportion of pay that is “at risk”—namely, the annual bonus and the value and vesting of stock options and restricted stock units. Stock options and restricted stock units relate a significant portion of each executive's long-term remuneration directly to the stock price appreciation realized by our stockholders.

   Base Salaries

      The base salaries paid to each of our executive officers during 2005 were paid pursuant to the written employment agreements described under the heading “Employment Agreements.”

      The Compensation Committee approved base salary increases in February 2005 for Mr. Donnelly from $358,800 to $369,564, for Mr. Frear from $331,500 to $351,488, for Mr. Greenstein from $525,000 to $540,750, and for Mr. Meyer from $525,000 to $540,750. These increases were made as part of our normal annual merit increase program and took into account the executives' contributions during 2004 and their expected contributions in the future.

      In August 2005, the Compensation Committee approved base salary increases for Mr. Greenstein from $540,750 to $700,000 and Mr. Frear from $331,500 to $450,000. These increases were made as part of the review and renegotiation of employment agreements with Messrs. Greenstein and Frear.

   Annual Bonus

      During 2005, the Compensation Committee approved a bonus plan for executive officers and other employees. Under this program, employees were awarded bonuses based upon the attainment of prescribed levels of individual and corporate achievement, including subscriber activations, average monthly subscriber churn, cash flow and automakers' models available for installation of SIRIUS radios. The Compensation Committee assigned each of the objectives a weight, and measured the achievement of these items in January 2006 based upon objective data certified by management. These criteria were established by the Compensation Committee after review of our business plan, and discussions with our management.

      In February 2006, the Compensation Committee awarded an annual bonus to Mr. Greenstein of $700,000, Mr. Meyer of $800,000, Mr. Donnelly of $400,000, and Mr. Frear of $450,000. These annual bonus awards were determined in accordance with the criteria contained in our 2005 bonus program and a subjective review of the performance of each individual during the year. These bonuses were paid half in cash and half in the form of restricted stock units. These restricted stock units will vest in February 2007.

      The Compensation Committee has approved performance goals applicable to our executive officers for the year ending December 31, 2006. Our executive officers and eligible employees will be awarded bonuses based upon individual performance and the attainment of prescribed levels of corporate achievement, including subscriber activations and cash flow. The Compensation Committee will measure the achievement of these items in 2007 based upon objective data. The criteria of corporate achievement were established by the Compensation Committee after review of our business plan, and discussions with our management.

   Stock Options and Restricted Stock Units

      We provide long-term incentives through stock options and restricted stock units granted to our executive officers under our long-term stock incentive plan. The Compensation Committee believes that stock ownership by executives and other employees is the most effective method by which the interests of management may be aligned with those of our stockholders.

      In connection with the amendment to his employment agreement in August 2005, Mr. Greenstein was awarded 1,250,000 options to purchase our common stock at an exercise price of $6.60 per share and 400,000 restricted stock units. Mr. Greenstein was also awarded 62,222 restricted stock units in recognition of meeting an equity accumulation requirement.

      In March 2005, we also entered into an amended employment agreement with Mr. Meyer. As part of this agreement, we accelerated the vesting of 450,000 stock options from April 15, 2007 to April 15, 2006 and accelerated the vesting of 317,000 restricted stock units from April 15, 2007 to April 15, 2006. Mr. Meyer was also awarded 148,067 restricted stock units in 2005; 48,067 of these restricted stock units were awarded to Mr. Meyer in recognition of meeting an equity accumulation requirement.

      In August 2005, we entered into an amended employment agreement with Mr. Frear. Pursuant to this agreement, Mr. Frear was awarded 700,000 options to purchase our common stock at an exercise price of $6.61 and 300,000 restricted stock units.

      The size and terms of each of these equity-based awards, particularly the vesting provisions, was the product of negotiations between Messrs. Greenstein, Meyer and Frear and the Compensation Committee. In general, the awards were designed to compensate Messrs. Greenstein, Meyer and Frear based upon future performance. The Compensation Committee considered the size of the equity awards to the individuals; the expected dollar value of these individual equity awards, calculated based on a binomial lattice model; the reasonableness of the awards in light of current market conditions and competitive practices; and the importance of motivating these executives to achieve our objectives.

      No stock options or restricted stock units were awarded to Messrs. Karmazin or Donnelly during 2005, other than the restricted stock units Mr. Donnelly received as part of our bonus program described above.

      The Compensation Committee has also authorized executive management to grant stock options to employees below the senior management level on an annual basis according to guidelines intended to be competitive with comparable companies and to reward individual achievement appropriately. Our executive officers do not receive annual stock option grants under this program.

   Stock Option Repricing

      During 2005, no options held by executive officers or other employees were repriced.

   Common Stock Ownership Requirement

      During 2004, the Compensation Committee formalized a common stock ownership requirement for all of our officers. Effective December 31, 2005, the Compensation Committee discontinued this requirement. The Compensation Committee discontinued this common stock equity requirement after a review of the amount of common stock owned by our officers; an evaluation of the goals and costs of the equity requirement; and an assessment and re-evaluation of the appropriateness of the requirement in light of the developing nature of our business.

      Although we do not have a formal common stock ownership requirement for officers, all of our executive officers own a substantial number of shares of our common stock. Please see “How much stock do the directors and executive officers of SIRIUS own?” on page 4.

   Compensation of our Chief Executive Officer

      In November 2004, our board of directors negotiated, and we entered into, a five-year employment agreement with Mel Karmazin to serve as our Chief Executive Officer. The material terms of Mr. Karmazin's employment agreement are described below under “Employment Agreements—Mel Karmazin.”

      The terms of Mr. Karmazin's employment were established by negotiations between Mr. Karmazin and members of our board of directors, including members of the Compensation Committee. The board of directors and the Compensation Committee did not retain an independent compensation consultant to advise them in the negotiation of Mr. Karmazin's compensation arrangements or to assess the reasonableness of the compensation arrangements. In assessing Mr. Karmazin's compensation, the Compensation Committee and our board of directors evaluated:

•	Mr. Karmazin's historical compensation; and

•	other publicly available compensation information for chief executive officers that was prepared by Frederick W. Cook, Inc. at the request of the Compensation Committee as part of the process of evaluating potential compensation for Mr. Clayton if it wished to extend his employment as our chief executive officer.

      Our board of directors and the Compensation Committee concluded that, in their business judgment, Mr. Karmazin's profile, qualifications and experience, particularly in radio, were uniquely suited for SIRIUS' needs, and that the compensation, including the base salary, stock option and restricted stock components of the compensation, was, taken as a whole, reasonable and appropriate under the circumstances.

      In February 2006, the Compensation Committee awarded an annual bonus to Mr. Karmazin of $2,200,000 in recognition of his performance and our corporate performance relative to prescribed levels of individual and corporate goals. Mr. Karmazin's bonus was paid in cash, not a combination of cash and restricted stock units. In awarding Mr. Karmazin's bonus in cash, the Compensation Committee considered his existing compensation arrangements and the amount of our common stock currently owned by him as well as stock options and restricted shares of common stock held by him. The Compensation Committee concluded that Mr. Karmazin's interests were already highly aligned with stockholders, and that an award of additional restricted stock was not necessary to advance other corporate interests, such as retention or alignment.

   Policy with Respect to Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code places a $1 million per person limitation on the tax deduction we may take for compensation paid to our Chief Executive Officer and our four other highest paid executive officers, except that compensation constituting performance-based compensation, as defined by the Internal Revenue Code, is not subject to the $1 million limit. The Compensation Committee generally intends to grant awards under our long-term stock incentive plan consistent with the terms of Section 162(m) so that such awards will not be subject to the $1 million limit. However, the Compensation Committee reserves the discretion to pay compensation that does not qualify for exemption under Section 162(m) where the Compensation Committee believes such action to be in the best interests of our stockholders.

Compensation Committee
LEON D. BLACK LAWRENCE F. GILBERTI, Chairman WARREN N. LIEBERFARB

Compensation Committee Interlocks and Insider Participation

      There were no Compensation Committee interlocks or insider participation in 2005.

Employment Agreements

      We have entered into an employment agreement with each of our executive officers, and these agreements are described below.

      Mel Karmazin. In November 2004, we entered into a five-year agreement with Mel Karmazin to serve as our Chief Executive Officer. We pay Mr. Karmazin a base salary of $1,250,000 per year, and annual bonuses in an amount determined each year by the Compensation Committee of our board of directors.

      Pursuant to our agreement with Mr. Karmazin, his stock options and shares of restricted stock will vest upon his termination of employment for good reason, upon his death or disability and in the event of a change in control. In the event Mr. Karmazin's employment is terminated by us without cause, his unvested stock options and shares of restricted stock will thereupon vest and become exercisable, and he will receive his current base salary for the remainder of the term and any earned but unpaid annual bonus.

      In the event that any payment we make, or benefit we provide, to Mr. Karmazin would require him to pay an excise tax under Section 280G of the United States Internal Revenue Code, we have agreed to pay Mr. Karmazin the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

      Scott A. Greenstein. In May 2004, we entered into an employment agreement with Scott A. Greenstein to serve as our President, Entertainment and Sports, and in August 2005, we amended that agreement. Mr. Greenstein has agreed to serve as our President, Entertainment and Sports, through July 2009, and we pay Mr. Greenstein an annual salary of $700,000.

      If Mr. Greenstein's employment is terminated without cause or he terminates his employment for good reason, he is entitled to receive a lump sum payment equal to (1) his base salary in effect from the termination date through May 4, 2007 and (2) any annual bonuses, at a level equal to 60% of his base salary, that would have been customarily paid during the period from the termination date through May 4, 2007. In the event Mr. Greenstein's employment is terminated without cause or he terminates his employment for good reason, we are also obligated to continue his medical, disability and life insurance benefits for eighteen months following his termination.

      If, following the occurrence of a change in control, Mr. Greenstein is terminated without cause or he terminates his employment for good reason, we are obligated to pay Mr. Greenstein the lesser of (1) four times his base salary and (2) 80% of the multiple of base salary, if any, that our chief executive officer would be entitled to receive under his or her employment agreement if he or she was terminated without cause or terminated for good reason following such change in control. We are also obligated to continue Mr. Greenstein's medical, disability and life insurance benefits, or pay him an amount sufficient to replace these benefits, until the third anniversary of his termination date.

      In the event that any payment we make, or benefit we provide, to Mr. Greenstein would require him to pay an excise tax under Section 280G of the United States Internal Revenue Code, we have agreed to pay Mr. Greenstein the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

      James E. Meyer. In May 2004, we entered into an employment agreement with James E. Meyer to serve as our President, Sales and Operations, and in March 2005 and February 2006, we amended that agreement. Mr. Meyer has agreed to serve as our President, Sales and Operations, until April 2007 and we pay Mr. Meyer an annual salary of $800,000.

      If, following the occurrence of a change in control, Mr. Meyer is terminated without cause or he terminates his employment for good reason, we are obligated to pay Mr. Meyer the lesser of (1) four times his base salary, and (2) 80% of the multiple of base salary, if any, that our chief executive officer would be entitled to receive under his or her employment agreement if he or she was terminated without cause or terminated for good reason following such change of control. We are also obligated to continue Mr. Meyer's medical, disability and life insurance benefits, or pay him an amount sufficient to replace these benefits, until the third anniversary of his termination date.

      In the event that any payment we make, or benefit we provide, to Mr. Meyer would require him to pay an excise tax under Section 280G of the United States Internal Revenue Code, we have agreed to pay Mr. Meyer the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax were not imposed.

      Upon the expiration of Mr. Meyer's employment agreement in April 2007, we have agreed to offer Mr. Meyer a one-year consulting agreement. We expect to reimburse Mr. Meyer for all of his reasonable out-of-pocket expenses associated with the performance of his obligations under this consulting agreement, but do not expect to pay him any cash compensation. Mr. Meyer's stock options will continue to vest and will be exercisable during the term of this consulting agreement.

      Patrick L. Donnelly. In November 2004, we entered into an employment agreement with Patrick L. Donnelly to serve as our Executive Vice President, General Counsel and Secretary until May 2007. We pay Mr. Donnelly an annual base salary of $400,000.

      If Mr. Donnelly's employment is terminated without cause or he terminates his employment for good reason, we are obligated to pay Mr. Donnelly his annual salary and the annual bonus last paid to him and to continue his medical, disability and life insurance benefits for one year.

      In the event that any payment we make, or benefit we provide, to Mr. Donnelly would require him to pay an excise tax under Section 280G of the United States Internal Revenue Code, we have agreed to pay Mr. Donnelly the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

      David J. Frear. In June 2003, we entered into an employment agreement with David J. Frear to serve as our Executive Vice President and Chief Financial Officer, and in August 2005, we amended that agreement. Mr. Frear has agreed to serve as our Executive Vice President and Chief Financial Officer through July 2008, and we pay Mr. Frear an annual base salary of $450,000.

      If Mr. Frear's employment is terminated without cause or he terminates his employment for good reason, we are obligated to pay Mr. Frear his annual salary and the annual bonus last paid to him.

      In the event that any payment we make, or benefit we provide, to Mr. Frear would require him to pay an excise tax under Section 280G of the United States Internal Revenue Code, we have agreed to pay Mr. Frear the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

Summary Compensation Table

      The table below shows the compensation for the last three years for our Chief Executive Officer and the other four most highly compensated executive officers at the end of 2005.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Other Annual Compensation($)(3)	Restricted Stock Awards ($)(4)		Securities Underlying Options/ SARS (#)(5)	All Other Compensation ($)(6)
Mel Karmazin Chief Executive Officer	2005 2004 2003	1,250,000 147,436 —	2,200,000 — —	— — —	— 14,160,000 —	(7)	— 30,000,000 —	15,908 — —
Scott A. Greenstein President, Entertainment and Sports	2005 2004 2003	602,831 344,279 —	700,000 550,000 —	— — —	3,050,665 5,386,500 —	(8) (9)	1,250,000 2,800,000 —	16,356 16,238 —
James E. Meyer President, Sales and Operations	2005 2004 2003	539,438 344,279 —	800,000 550,000 —	141,305 96,832 —	858,049 4,104,000 —	(10) (11)	— 2,800,000 —	16,356 13,613 —
Patrick L. Donnelly Executive Vice President, General Counsel and Secretary	2005 2004 2003	368,667 357,650 345,000	400,000 321,885 235,700	— — —	— — 1,944,000	(12)	— — 2,800,000	18,333 18,450 22,655
David J. Frear Executive Vice President and Chief Financial Officer	2005 2004 2003	388,658 330,958 176,042	450,000 297,862 98,583	— 75,203 131,273	1,983,000 — 972,000	(13) (14)	700,000 — 1,400,000	17,330 13,435 4,964

(1)	Mr. Karmazin became our chief executive officer in November 2004. Messrs. Greenstein and Meyer became executive officers in May 2004. Mr. Frear became an executive officer in June 2003.
(2)	Bonuses for executive officers, with the exception of Mr. Karmazin, for the years ended December 31, 2005, 2004 and 2003 were paid 50% in cash and 50% in restricted stock units. Mr. Karmazin's bonus for the year ended December 31, 2005 was paid in cash. Such restricted stock units vest approximately one year from the date of issue. Bonus amounts for 2005, 2004 and 2003 represent the cash amount paid plus the value of the restricted stock units on the date of grant. Messrs. Greenstein and Meyer each received a cash bonus of $150,000 upon execution of their employment agreements in May 2004, and these amounts are included in this column.
(3)	Represents amounts reimbursed to Mr. Meyer for temporary living expenses in accordance with his employment agreement and amounts reimbursed to Mr. Frear for temporary living and relocation expenses.
(4)	Amounts in this column exclude the value of the restricted stock units awarded to our executive officers as part of their 2005, 2004 and 2003 annual bonuses. The value of these restricted stock units as of the date they were awarded are included under the “Bonus” column.
(5)	We have not granted any stock appreciation rights.
(6)	Represents matching and profit sharing contributions by us under our 401(k) savings plan. These amounts were paid in the form of shares of our common stock.

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(7)	In November 2004, Mr. Karmazin was awarded 3,000,000 shares of restricted common stock. The amount represents the value of these restricted shares of common stock (calculated by multiplying the closing price of our common stock on November 18, 2004, $4.72 per share, by the number of restricted shares of common stock awarded) on November 18, 2004. On December 31, 2005, Mr. Karmazin held 2,400,000 shares of restricted common stock which had an aggregate value of $16,080,000 (calculated by multiplying the closing price of our common stock on December 30, 2005, $6.70 per share, by the number of restricted shares of common stock). These shares of restricted stock vest in equal installments on November 18th of each of the five years beginning November 18, 2005.
(8)	In August 2005, Mr. Greenstein was awarded 462,222 restricted stock units. The amount represents the value of these restricted stock units (calculated by multiplying the closing price of our common stock on August 8, 2005, $6.60 per share, by the number of restricted stock units awarded) on August 8, 2005. On August 8, 2005, 100,000 of these restricted stock units vested, and Mr. Greenstein sold 49,830 shares of our common stock to pay federal and state taxes associated with the vesting of these restricted stock units. On December 31, 2005, Mr. Greenstein held 362,222 restricted stock units which had an aggregate value of $2,426,887 (calculated by multiplying the closing price of our common stock on December 30, 2005, $6.70 per share, by the number of restricted stock units). Of these restricted stock units, 62,222 vest on August 8, 2006 and 300,000 vest on August 8, 2007.
(9)	In May 2004, Mr. Greenstein was awarded 1,575,000 restricted stock units. The amount represents the value of these restricted stock units (calculated by multiplying the closing price of our common stock on May 5, 2004, $3.42 per share, by the number of restricted stock units awarded) on May 5, 2004. On May 5, 2004, 258,000 of these restricted stock units vested, and Mr. Greenstein sold 130,373 shares of our common stock to pay federal and state taxes associated with the vesting of these restricted stock units. On April 15, 2005, 425,000 of these restricted stock units vested, and Mr. Greenstein sold 211,381 shares of our common stock to pay federal and state taxes associated with the vesting of these restricted stock units. On December 31, 2005, Mr. Greenstein held 892,000 restricted stock units which had an aggregate value of $5,976,400 (calculated by multiplying the closing price of our common stock on December 30, 2005, $6.70 per share, by the number of restricted stock units). Of these restricted stock units, 575,000 vested on April 15, 2006 and 317,000 vest on April 15, 2007.
(10)	In March and August 2005, Mr. Meyer was awarded 100,000 and 48,067 restricted stock units, respectively. The amount represents the value of these restricted stock units (calculated by multiplying the closing price of our common stock on March 11, 2005, $5.36 per share, and August 9, 2005, $6.70 per share, respectively, by the number of restricted stock units awarded) on March 11, 2005 and August 9, 2005, respectively. On April 15, 2005, 100,000 of these restricted stock units vested, and Mr. Meyer sold 44,909 shares of our common stock to pay federal and state taxes associated with the vesting of these restricted stock units. On December 31, 2005, Mr. Meyer held 48,067 restricted stock units which had an aggregate value of $322,049 (calculated by multiplying the closing price of our common stock on December 30, 2005, $6.70 per share, by the number of restricted stock units). These restricted stock units vest on August 9, 2006.
(11)	In May 2004, Mr. Meyer was awarded 1,200,000 restricted stock units. The amount represents the value of these restricted stock units (calculated by multiplying the closing price of our common stock on May 5, 2004, $3.42 per share, by the number of restricted stock units awarded) on May 5, 2004. On May 5, 2004, 133,000 of these restricted stock units vested, and Mr. Meyer sold 65,575 shares of our common stock to pay federal and state taxes associated with the vesting of these restricted stock units. On April 15, 2005, 300,000 of these restricted stock units vested, and Mr. Meyer sold 134,726 shares of our common stock to pay federal and state taxes associated with the vesting of these restricted stock units. On December 31, 2005, Mr. Meyer held 767,000 restricted stock units which had an aggregate value of $5,138,900 (calculated by multiplying the closing price of our common stock on December 30, 2005, $6.70 per share, by the number of restricted stock units). These restricted stock units vested on April 15, 2006.
(12)	In August 2003, Mr. Donnelly was awarded 1,200,000 restricted stock units. The amount represents the value of these restricted stock units (calculated by multiplying the closing price of our common stock on August 8, 2003, $1.62 per share, by the number of restricted stock units awarded) on August 11, 2003. On December 31, 2005, these restricted stock units had an aggregate value of $8,040,000 (calculated by multiplying the closing price of our common stock on December 30, 2005, $6.70 per share, by the number of restricted stock units awarded). These restricted stock units vested on March 15, 2006.
(13)	In August 2005, Mr. Frear was awarded 300,000 restricted stock units. The amount represents the value of these restricted stock units (calculated by multiplying the closing price of our common stock on August 10, 2005, $6.61 per share, by the number of restricted stock units awarded) on August 10, 2005. On December 31, 2005, these restricted stock units had an aggregate value of $2,010,000 (calculated by multiplying the closing price of our common stock on December 30, 2005, $6.70 per share, by the number of restricted stock units). These restricted stock units vest on July 1, 2010; however, this vesting will accelerate if performance milestones established by our board of directors for the year ending December 31, 2007 are satisfied.
(14)	In August 2003, Mr. Frear was awarded 600,000 restricted stock units. The amount represents the value of these restricted stock units (calculated by multiplying the closing price of our common stock on August 8, 2003, $1.62 per share, by the number of restricted stock units awarded) on August 11, 2003. On December 31, 2005, these restricted stock units had an aggregate value of $4,020,000 (calculated by multiplying the closing price of our common stock on December 30, 2005, $6.70 per share, by the number of restricted stock units awarded). These restricted stock units vested on March 15, 2006.

Option Grants during 2005

      The following table sets forth certain information for the year ended December 31, 2005 with respect to options granted to individuals named in the Summary Compensation Table above.

OPTION GRANTS IN LAST FISCAL YEAR

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Market Price on Date of Grant ($/Share)	Expiration Date	5% ($)	10% ($)
Mel Karmazin	—	—	—	—	—	—	—
Scott A. Greenstein	1,250,000	23.7	6.60	6.60	8/8/2015	5,188,381	13,148,375
James E. Meyer	—	—	—	—	—	—	—
Patrick L. Donnelly	—	—	—	—	—	—	—
David J. Frear	700,000	13.3	6.61	6.61	8/10/2015	2,909,895	7,374,246

      We have not granted any stock appreciation rights.

Option Exercises and Values for 2005

      The following table sets forth information with respect to the number of shares acquired upon exercise of stock options and the value realized upon exercise of such stock options by the individuals named in the Summary Compensation Table during 2005. The table also contains information regarding the number of shares covered by both exercisable and unexercisable stock options held by the individuals named in the Summary Compensation Table as of December 31, 2005. Also reported are the values for “in-the-money” stock options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our common stock as of December 30, 2005 ($6.70 per share).

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Mel Karmazin	—	—	6,000,000	24,000,000	11,880,000	47,520,000
Scott A. Greenstein	—	—	1,600,000	2,450,000	5,696,000	4,394,500
James E. Meyer	—	—	783,332	1,266,668	2,890,659	4,649,341
Patrick L. Donnelly	—	—	1,983,332	266,668	8,395,659	1,509,341
David J. Frear	—	—	1,016,666	833,334	4,930,830	709,670

      We have not granted any stock appreciation rights.

Equity Compensation Plans

      The following table sets forth information as of December 31, 2005 regarding the number of shares of our common stock to be issued under outstanding options, warrants or rights, the weighted average exercise price of such outstanding options, warrants or rights, and the securities remaining available for issuance under our equity compensation plans that have been approved and not approved by our security holders.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants or rights	Weighted average exercise price of outstanding options, warrants or rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders(2)	109,000,950	$3.68	91,979,780
Equity compensation plans not approved by security holders	—	—	—
Total	109,000,950	$3.68	91,979,780

(1)	Under the Amended and Restated Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan an aggregate of 240,000,000 shares of our common stock are available for grants.

(2)	Our stockholders have approved the Amended and Restated Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan, the Sirius Satellite Radio 1999 Long-Term Stock Incentive Plan, our Amended and Restated 1994 Stock Option Plan and our Amended and Restated 1994 Directors' Nonqualified Stock Option Plan. The number of securities to be issued upon exercise includes restricted stock units which have a weighted average exercise price of $0.

COMPARISON OF CUMULATIVE TOTAL RETURNS

      Set forth below is a graph comparing the cumulative performance of our common stock with the Standard & Poor's Composite-500 Stock Index, or the S&P 500, and the NASDAQ Telecommunications Index from December 31, 2001 to December 31, 2005. The graph assumes that $100 was invested on December 31, 2001 in each of our common stock, the S&P 500 and the NASDAQ Telecommunications Index and that all dividends were reinvested.

$0

$50

$100

$150

$200

12/01

2002

2003

2004

2005

CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on December 31, 2001 with dividends reinvested

Sirius Satellite  Radio Inc.

S&P 500®

NASDAQ Telecommunications Index

SOURCE: MACKENZIE PARTNERS, INC.

Date	SIRIUS	S&P 500	NASDAQ Telecommunications Index(1)
December 31, 2001	$100	$100	$100
December 31, 2002	$5	$77	$45
December 31, 2003	$27	$100	$77
December 31, 2004	$65	$111	$83
December 31, 2005	$57	$116	$77

(1)	The NASDAQ Telecommunications Index is a capitalization weighted index designed to measure the performance of all NASDAQ-traded stocks in the telecommunications sector, including satellite technology.

ITEM 1—ELECTION OF DIRECTORS

      Our board of directors currently has eight members, all of whom are standing for re-election at this year's annual meeting. Directors serve until the next annual meeting of stockholders or until the director is succeeded by another director who has been duly elected and qualified. Each of the nominated directors has agreed to serve if elected. However, if for some reason any of the nominees is unable to accept nomination or election, it is intended that shares represented by proxies will be voted for such substitute nominee as designated by our board of directors. Biographical information for each of the nominees is presented below.

Nominees for the Board of Directors

      Leon D. Black, age 54, has been a director since June 2001. Mr. Black is one of the founding principals of Apollo Advisors, L.P., which manages investment capital on behalf of institutions. He is also the founder of Apollo Real Estate Advisors, L.P. From 1977 to 1990, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as Managing Director, head of the Mergers & Acquisitions Group and co-head of the Corporate Department. Mr. Black is a director of United Rentals, Inc. Mr. Black is a trustee of The Museum of Modern Art, Mt. Sinai Hospital, The Metropolitan Museum of Art, Lincoln Center for The Performing Arts, Prep for Prep, The Asia Society and Dartmouth College.

      Joseph P. Clayton, age 56, has served as chairman of our board of directors since November 2004 and as a director since November 2001. He served as our Chief Executive Officer from November 2001 through November 2004. Mr. Clayton served as President of Global Crossing North America, a global internet and long distance services provider, from September 1999 until November 2001. Mr. Clayton also served as a member of the board of directors of Global Crossing Ltd. from September 1999 until May 2002. On January 28, 2002, Global Crossing Ltd. and certain of its affiliates filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. From August 1997 to September 1999, Mr. Clayton was President and Chief Executive Officer of Frontier Corporation, a Rochester, New York-based national provider of local telephone, long distance, data, conferencing and wireless communications services, which was acquired by Global Crossing in September 1999. Prior to joining Frontier, Mr. Clayton was Executive Vice President, Marketing and Sales—Americas and Asia, of Thomson S.A., a leading consumer electronics company. Mr. Clayton is a member of the board of directors of Transcend Services Inc., a trustee of Bellarmine University and The Rochester Institute of Technology and a member of the advisory board of Indiana University School of Business.

      Lawrence F. Gilberti, age 55, has been a director since September 1993. Since June 2000, Mr. Gilberti has been a partner in the law firm of Reed Smith LLP; from May 1998 through May 2000, he was of counsel to that firm. From August 1994 to May 1998, Mr. Gilberti was a partner in the law firm of Fischbein Badillo Wagner & Harding.

      James P. Holden, age 54, has been a director since August 2001. From October 1999 until November 2000, Mr. Holden was the President and Chief Executive Officer of DaimlerChrysler Corporation, a subsidiary of DaimlerChrysler AG, one of the world's largest automakers. Prior to being appointed President in 1999, Mr. Holden held numerous senior positions within Chrysler Corporation during his 19-year career at the company. Mr. Holden is a director of Speedway MotorSports, Inc.

      Mel Karmazin, age 62, has served as our Chief Executive Officer and a member of our board of directors since November 2004. Prior to joining us, Mr. Karmazin was President and Chief Operating Officer and a member of the board of directors of Viacom Inc. from May 2000 until June 2004. Prior to joining Viacom, Mr. Karmazin was President and Chief Executive Officer of CBS Corporation from January 1999 and a director of CBS Corporation from 1997 until its merger with Viacom in May 2000. He was President and Chief Operating Officer of CBS Corporation from April 1998 through December 1998. Mr. Karmazin joined CBS Corporation in December 1996 as Chairman and Chief Executive Officer of CBS Radio and served as Chairman and Chief Executive Officer of the CBS Station Group (Radio and Television) from May 1997 to

April 1998. Prior to joining CBS Corporation, Mr. Karmazin served as President and Chief Executive Officer of Infinity Broadcasting Corporation from 1981 until its acquisition by CBS Corporation in December 1996. Mr. Karmazin served as Chairman, President and Chief Executive Officer of Infinity from December 1998 until the merger of Infinity Broadcasting Corporation with Viacom in February 2001.

      Warren N. Lieberfarb, age 62, has been a director since September 2003. Mr. Lieberfarb is the Chairman and Chief Executive Officer of Warren N. Lieberfarb & Associates LLC, a media, entertainment and technology consulting firm. From 1984 until December 2002, Mr. Lieberfarb was President of Warner Home Video, a subsidiary of Warner Bros. Entertainment and a global leader in the creation, distribution, and marketing of theatrical motion pictures and television programming on video/DVD. Mr. Lieberfarb currently serves on the Board of Directors and Board of Trustees of the American Film Institute and chairs its Entrepreneurial Committee. He also serves on the Board of Directors of The Platform, a technology provider enabling online video distribution services. He is currently on the University of Pennsylvania Library Board of Overseers, the Undergraduate Executive Committee of The Wharton School, and previously was a member of the University's Board of Trustees from 2001 to 2005. Mr. Lieberfarb is also a member of the Academy of Motion Pictures Arts and Sciences.

      Michael J. McGuiness, age 42, has been a director since June 2003. Since 1998, Mr. McGuiness has been a portfolio manager for W.R. Huff Asset Management Co., L.L.C. and its affiliates. Between 1994 and 1998, Mr. McGuiness held senior analyst positions at Huff covering companies operating in the Media, Broadcasting and Cable sectors. He is a Chartered Financial Analyst.

      James F. Mooney, age 51, has been a director since July 2003. Since December 2004, Mr. Mooney has been chairman of the board of directors of RCN Corporation, a provider of bundled telephone, cable and high speed internet services. Since March 2003, Mr. Mooney has also been chairman of the board of directors of NTL Incorporated, a cable television company with operations in the United Kingdom and Ireland. From April 2001 to September 2002, Mr. Mooney was the Executive Vice President and Chief Operating Officer of Nextel Communications Inc., a provider of wireless communications services. From January 2000 to January 2001, Mr. Mooney was the Chief Executive Officer and Chief Operating Officer of Tradeout Inc., an asset management firm owned jointly by General Electric Capital, Ebay Inc. and Benchmark Capital. From March 1999 to January 2000, Mr. Mooney was the Chief Financial Officer/Chief Operating Officer at Baan Company, a business management software provider. From 1980 until 1999, Mr. Mooney held a number of positions with IBM Corporation, including Chief Financial Officer of the Americas.

      The board of directors unanimously recommends a vote “FOR” each of the nominees.

OTHER MATTERS

      Our board of directors does not intend to present, or have any reason to believe others will present, any items of business other than the election of directors. If other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with the recommendation of our board of directors.

By Order of the Board of Directors,
PATRICK L. DONNELLY Executive Vice President, General Counsel and Secretary

New York, New York
April 21, 2006

[THIS PAGE INTENTIONALLY LEFT BLANK]

APPENDIX A

SIRIUS SATELLITE RADIO INC.
CHARTER OF THE NOMINATING
AND CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

I. Purpose

      The Nominating and Corporate Governance Committee (the “Committee”) shall provide assistance to the Board of Directors in fulfilling its responsibility to the stockholders, potential stock holders and investment community by:

•	Identifying individuals qualified to become directors and selecting, or recommending that the Board of Directors select, the candidates for all directorships to be filled by the Board of Directors or by the stockholders;

•	Developing and recommending to the Board of Directors a set of corporate governance principles for the corporation; and

•	Otherwise taking a leadership role in shaping the corporate governance of the corporation.

II. Structure and Operations

Composition and Qualifications

      The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” in accordance with the rules of the Nasdaq National Market.

Appointment and Removal

      The members of the Committee shall be appointed by the Board of Directors and shall serve until such member's successor is duly elected and qualified or until such member's earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

Chairman

      Unless a Chairman is elected by the full Board of Directors, the members of the Committee shall designate a Chairman by majority vote of the full Committee membership. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

III. Meetings

      The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Chairman of the Board of Directors or any member of the Committee may call meetings of the Committee. All meetings of the Committee may be held telephonically.

      All non-management directors that are not members of the Committee may attend meetings of the Committee but may not vote. Additionally, the Committee may invite to its meetings any director, members of management of the corporation and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons (other than Committee members) it deems appropriate in order to carry out its responsibilities.

IV. Responsibilities and Duties

      The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in Section I of this Charter.

      The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate and shall have the sole authority to retain and terminate outside counsel or other experts for this purpose, including the authority to approve the fees payable to such counsel or experts and any other terms of retention. The Committee also shall have sole authority to retain and to terminate any search firm to be used to assist it in identifying candidates to serve as directors of the corporation, including sole authority to approve the fees payable to such search firm and any other terms of retention.

Board Selection, Composition and Evaluation

1.	Establish criteria for the selection of new directors to serve on the Board of Directors.
2.	Identify and interview individuals believed to be qualified as candidates to serve on the Board of Directors and select, or recommend that the Board of Directors select, the candidates for all directorships to be filled by the Board of Directors or by the stockholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Committee shall take into account all factors it considers appropriate, which may include (a) ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with the company's business and industry, independence of thought and an ability to work collegially. The Committee also may consider the extent to which the candidate would fill a present need on the Board of Directors.
3.	Review and make recommendations to the full Board of Directors, or determine, whether members of the Board of Directors should stand for re-election.
4.	Consider matters relating to the retirement of members of the Board of Directors.
5.	Evaluate candidates for nomination to the Board of Directors, including those recommended by stockholders. In that connection, the Committee shall adopt procedures for the submission of recommendations by stockholders as it deems appropriate.
6.	Conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates.
7.	Consider questions of independence and possible conflicts of interest of members of the Board of Directors and executive officers, and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interests of all stockholders.
8.	Review and make recommendations, as the Committee deems appropriate, regarding the composition and size of the Board of Directors in order to ensure the Board of Directors has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds.
9.	Oversee evaluation of the Board of Directors.

Committee Selection and Composition

1.	Recommend members of the Board of Directors to serve on the committees of the Board of Directors, giving consideration to the criteria for service on each committee as set forth in the charter for such committee, as well as to any other factors the Committee deems relevant, and where appropriate, make recommendations regarding the removal of any member of any committee.
2.	Recommend members of the Board of Directors to serve as the Chair of the committees of the Board of Directors.

3.	Establish, monitor and recommend the purpose, structure and operations of the various committees of the Board of Directors, the qualifications and criteria for membership on each committee of the Board of Directors and, as circumstances dictate, make any recommendations regarding periodic rotation of directors among the committees and impose any term limitations of service on any committee of the Board of Directors.
4.	Periodically review the charter and composition of each committee of the Board of Directors and make recommendations to the Board of Directors for the creation of additional committees or the elimination of committees of the Board of Directors.

Corporate Governance

1.	Review the adequacy of the certificate of incorporation and by-laws of the corporation and recommend to the Board of Directors, as conditions dictate, that it propose amendments to the certificate of incorporation and by-laws for consideration by the stockholders.
2.	Develop and recommend to the Board of Directors a set of corporate governance principles and keep abreast of developments with regard to corporate governance to enable the Committee to make recommendations to the Board of Directors in light of such developments as may be appropriate.
3.	Review policies relating to meetings of the Board of Directors, including meeting schedules and locations, meeting agendas and procedures for delivery of materials in advance of meetings.

Continuity/Succession Planning Process

1.	Oversee and approve the management continuity planning process. Review and evaluate the succession plans relating to the CEO and other executive officer positions and make recommendations to the Board of Directors with respect to the selection of individuals to occupy these positions.

Reports

1.	Report regularly to the Board of Directors (i) following meetings of the Committee, (ii) with respect to such other matters as are relevant to the Committee's discharge of its responsibilities and (iii) with respect to such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.
2.	Maintain minutes or other records of meetings and activities of the Committee.

V. Annual Performance Evaluation

      The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

APPENDIX B

CORPORATE GOVERNANCE GUIDELINES

Composition of the Board of Directors

      It is the policy of the Board of Directors that the Board at all times reflect the following characteristics.

      Each Director shall at all times represent the interests of the stockholders of the Company.

      Each Director shall at all times exhibit high standards of integrity, commitment and independence of thought and judgment.

      Each Director shall dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending stockholder meetings and meetings of the Board and Committees of which he or she is a member, and by reviewing in advance all meeting materials.

      The Board shall meet the standards of independence from the Company and its management set forth under “Director Independence” below.

      The Board shall encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company's operations and interests.

Functions of the Board of Directors

      The responsibility of the Board of Directors is to supervise and direct the management of the Company in the interest and for the benefit of the Company's stockholders. To that end, the Board of Directors shall, acting directly or through Committees, have the following duties:

(1)	overseeing the conduct of the Company's business to evaluate whether the business is being properly managed;
(2)	reviewing and, where appropriate, approving the Company's major financial objectives, plans and actions;
(3)	reviewing and, where appropriate, approving major changes in, and determinations of other major issues respecting, the appropriate auditing and accounting principles and practices to be used in the preparation of the Company's financial statements;
(4)	assessing major risk factors relating to the Company and its performance, and reviewing measures to address and mitigate such risks;
(5)	regularly evaluating the performance and approving the compensation of the Chief Executive Officer and, with the advice of the Chief Executive Officer, regularly evaluating the performance of the Company's executive officers; and
(6)	planning for succession with respect to the position of Chief Executive Officer and monitoring management's succession planning for other key executives.

      The Board of Directors has delegated to the Chief Executive Officer, working with the other executive officers of the Company, the authority and responsibility for managing the business of the Company in accordance with any specific plans, instructions or directions of the Board.

      The Chief Executive Officer shall seek the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by the Company, including those that would make a significant change in the financial structure or control of the Company, the acquisition or disposition of any significant business or the entry of the Company into a major new line of business.

Director Independence

      It is the policy of the Board of Directors that a substantial majority of Directors be independent of the Company and of the Company's management. For a Director to be deemed “independent,” the Board shall affirmatively determine that the Director has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates. In making this determination, the Board shall apply the following standards:

•	A Director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years an executive officer, of the Company may not be deemed independent. Employment as an interim Chairman or Chief Executive Officer will not disqualify a Director from being considered independent following that employment.

•	A Director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $25,000 in direct compensation from the Company, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent. Compensation received by a Director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.

•	(A) A Director who is, or whose immediate family member is, a current partner of a firm that is the Company's external auditor; (B) a Director who is a current employee of such a firm; (C) a Director who has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) a Director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time may not be deemed independent.

•	A Director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the time serves or served on that company's compensation committee may not be deemed independent.

•	A Director who is a current employee or general partner, or whose immediate family member is a current executive officer or general partner, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity's consolidated gross revenues, may not be deemed independent.

•	Further to the provision above that applies to goods and services generally, a Director who is, or whose immediate family member is, an executive officer, general partner or significant equity holder (i.e., in excess of 10%) of an entity that is a paid provider of professional services to the Company, any of its affiliates, any executive officer or any affiliate of an executive officer, and which received payments with respect to such services in an amount which, in the preceding twelve months, exceeds $60,000 (but does not exceed the greater of $1 million or 2% of such other entity's consolidated gross revenues) may not be deemed independent.

•	A Director who is, or whose immediate family member is, affiliated with or employed by a tax-exempt entity that received significant contributions (i.e., more than 2% of the annual contributions received by the entity or more than $200,000 in a single fiscal year, whichever amount is lower) from the Company, any of its affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period may not be deemed independent, unless the contribution was approved in advance by the Board of Directors.

For purposes of these Guidelines, the terms:

•	“affiliate” means any consolidated subsidiary of the Company and any other company or entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity;

•	“executive officer” means an “officer” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934; and

•	“immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person's home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

      The Board shall undertake an annual review of the independence of all non-employee Directors. In advance of the meeting at which this review occurs, each non-employee Director shall be asked to provide the Board with full information regarding the Director's business and other relationships with the Company and its affiliates and with senior management and their affiliates to enable the Board to evaluate the Director's independence.

      Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand Directors or members of their immediate family, and, on the other hand, the Company and its affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to the approval requirement set forth in the following provision.

Business Relationships with Directors

      For the purpose of minimizing the risk of actual or perceived conflicts of interest (but without affecting any determination of Director independence pursuant to the preceding provisions), any monetary arrangement between a Director (including any member of a Director's immediate family) and the Company or any of its affiliates or members of senior management or their affiliates for goods or services shall be subject to approval by the Board of Directors as a whole. Such approval shall not be required where:

(a)	the Director's sole interest in the arrangement is by virtue of his or her status as a director, executive officer and/or holder of a less than 10% equity interest (other than a general partnership interest) in an entity with which the Company or any of its affiliates has concluded such an arrangement; and
(b)	the arrangement involves payments to or from the entity that constitute less than 2% of the entity's annual gross revenues; and
(c)	the Director is not personally involved in (i) the negotiation and execution of the arrangement, (ii) performance of the services or provision of the goods or (iii) the monetary arrangement.

Corporate Information
Management
Mel Karmazin
Chief Executive Officer
Scott A. Greenstein
President, Entertainment and Sports
James E. Meyer
President, Sales and Operations
Patrick L. Donnelly
Executive Vice President,
General Counsel and Secretary
David J. Frear
Executive Vice President
and Chief Financial Officer	Board of Directors
Joseph P. Clayton
Chairman of the Board
Sirius Satellite Radio Inc.
Leon D. Black
Director
Founding Partner
Apollo Management, L.P.
Lawrence F. Gilberti
Director
Partner
Reed Smith LLP
James P. Holden
Director
President and CEO (Retired)
DaimlerChrysler Corporation
Mel Karmazin
Director
Chief Executive Officer
Sirius Satellite Radio Inc.
Warren N. Lieberfarb
Director
Chairman and Chief Executive Officer
Warren N. Lieberfarb & Associates LLC
Michael J. McGuiness
Director
Portfolio Manager
W.R. Huff Asset Management Co., L.L.C.
James F. Mooney
Director
Chairman
NTL Incorporated and RCN Corporation	Executive Offices Sirius Satellite Radio Inc. 1221 Avenue of the Americas 36th Floor New York, New York 10020 212.584.5100 www.sirius.com
Stockholder Information
Annual Stockholders
Meeting
The annual meeting of Sirius
stockholders is scheduled for 9:00 a.m.,
New York City time, on Tuesday,
May 23, 2006, in The Auditorium
at The Equitable Center, 787 Seventh
Avenue, New York, New York 10019.	Transfer Agent and Registrar
The transfer agent and registrar for the Company's common stock is:
The Bank of New York
Shareholder Relations Department
P.O. Box 11258
Church Street Station
New York, New York 10286
1-800-524-4458
Shareowners@bankofny.com
Send Certificates For Transfer and Address Changes To:
Receive and Deliver Department
P.O. Box 11002
Church Street Station
New York, New York 10286
www.stockbny.com	Independent Registered Public Accounting Firm Ernst & Young LLP 5 Times Square New York, New York 10036 Sirius common stock is listed on The NASDAQ National Market under the symbol “SIRI”.

Appendix 1

SIRIUS SATELLITE RADIO INC.

ADMISSION TICKET

2006 ANNUAL MEETING OF STOCKHOLDERS
TUESDAY, MAY 23, 2006
9:00 A.M.

TO BE HELD AT
THE EQUITABLE CENTER
THE AUDITORIUM
787 SEVENTH AVENUE
NEW YORK, NEW YORK

THIS TICKET MUST BE PRESENTED TO ENTER THE MEETING

SIRIUS SATELLITE RADIO INC.

Proxy Solicited on behalf of the Board of Directors of Sirius Satellite Radio Inc.

          The undersigned hereby appoints Patrick L. Donnelly and Ruth A. Ziegler, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein to vote the undersigned’s shares of Sirius Satellite Radio common stock (including any shares of common stock which the undersigned has the right to direct the proxies to vote under the Sirius Satellite Radio Inc. 401(k) Savings Plan) at the Annual Meeting of Stockholders of SIRIUS SATELLITE RADIO INC. to be held on Tuesday, May 23, 2006, at 9:00 A.M., in the Auditorium at The Equitable Center, 787 Seventh Ave, New York, New York, and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed on the reverse hereof by the Stockholder. If no direction is made, this proxy will be voted FOR all nominees.

(Continued and to be dated and signed on the reverse side)

SIRIUS SATELLITE RADIO INC. P.O. BOX 11492 NEW YORK, N.Y. 10203-0492

SIRIUS SATELLITE RADIO INC.	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET			TELEPHONE			MAIL

https://www.proxyvotenow.com/siri		OR	1-866-353-7844		OR

•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

If you would like to access future Proxy Statements and Annual Reports electronically, please go to https://www.giveconsent.com/siri to give your consent. This consent will remain in effect until you notify Sirius by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement.

1-866-353-7844 CALL TOLL-FREE TO VOTE

☐	‚ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ‚

	Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” each item.

1.				To elect eight (8) members to the Board of Directors:

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	To change your address, please mark this box.	☐

Nominees:				01 - Leon D. Black, 02 - Joseph P. Clayton, 03 - Lawrence F. Gilberti, 04 - James P. Holden, 05 - Mel Karmazin, 06 - Warren N. Lieberfarb, 07 - Michael J. McGuiness and 08 - James F. Mooney		To include any comments, please mark this box.	☐

(Instructions: To withhold authority to vote for any individual nominee, mark the “*Exceptions” box and write that nominee's name in the space provided below.)

*Exceptions

S C A N L I N E

The signature on this Proxy should correspond exactly with stockholders name as printed to the left. In case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Date	Stock Owner sign here	Co-Owner sign here